Exhibit 10.32

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 5th day of October, 2018, between White Bear Group, LLC, a Wyoming corporation, with offices at ____________________________________________, (hereinafter referred to as “Consultant”); and ADAMAS ONE CORP., a Nevada corporation, validly incorporated pursuant to the provisions of the Nevada Revised Statutes, located at 411 University Ridge, Suite 110, Greenville, SC 29601 (hereinafter referred to as the “Corporation”).

WITNESSETH:

A.            Whereas, Consultant is an full-service corporation specializing in assisting companies though the process of raising capital, up-listing publicly traded companies to certain other exchanges; and

B.            Whereas, the Corporation is going to be a publicly-traded company seeking to up-list on the NASDAQ Global Markets stock exchange and assist in the process of raising capital for the Corporation; and

C.            Whereas, the Corporation desires to utilize the services of Consultant as fully set forth herein and pursuant to the “Strategic Planning and Discussion Memorandum” as attached hereto as Exhibit “A”; and

E.            Whereas, Consultant is willing to accept the Corporation as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.             ENGAGEMENT. The Corporation hereby engages Consultant to provide the Corporation with such services as are fully set forth in Exhibit “A” hereof, subject to the further provisions of this Agreement. Consultant hereby accepts the Corporation as a client and agrees to provide the services as fully set forth on Exhibit “A” hereof, subject to the further provisions of this Agreement.

2.             SERVICES PROGRAM AND CONSULTANT’S RIGHTS AND OBLIGATIONS. Corporation desires to utilize the services of Consultant as fully set forth herein and pursuant to the “Strategic Planning and Discussion Memorandum” as attached hereto as Exhibit “A”, including but not limited to:

(A)          Consultant will review and analyze various aspects of the Corporation’s goals and make recommendations on feasibility and achievement of desired goals.

(B)           Consultant will assist the Corporation with strategic planning relating to financing, business plan, and marketing aspects relating to the Corporation’s business specifically for NASDAQ.

(C)           Consultant will assist the Corporation in identifying and retaining corporate counsel familiar with United States securities law.

3.             TIME OF PERFORMANCE. Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue for a period of one (1) years (the “Term”). Should the Corporation or the Post Transaction Co. terminate this Agreement prior to the expiration of the Term all fees or any other such advanced expenses shall become immediately due and owing to Consultant, including any and all fees related to those services to be provided as set forth on Exhibit “A” hereto.

4.             FEES FOR SERVICES; IRREVOCABLE ISSUANCE OF SHARES; EARLY TERMINATION.

(A)          Fees for Services. The Corporation shall pay Consultant the following: 1) the Corporation will also issue to Consultant 400,000 equity in common shares of stock of the Corporation (“Equity Fee Shares”) upon execution of this Agreement. The Corporation shall be solely responsible for all costs or expenses incurred in the performance of Consultant’s obligations hereunder as outlined in Exhibit “A”.

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(B)           Irrevocable Issuance of Equity Fee Shares. The parties hereto acknowledge that pursuant to the terms of the Client Services Agreement, the Corporation has issued and has agreed to possibly issue in the future, to Consultant, certain shares of the Corporation’s Common Stock. In the event, for any reason, the Corporation fails to deliver, or to cause the Transfer Agent to deliver, to Consultant any portion of the shares of Common Stock issuable to Consultant at such times when such shares are to be issued and delivered to Consultant in accordance with the Client Services Agreement, then the parties hereto acknowledge and agree that the Consultant shall irrevocably be entitled to deliver to the Transfer Agent, on behalf of itself and the Corporation, a notice requesting the issuance of the shares of Common Stock then issuable in accordance with the terms of the Client Services Agreement (the “Issuance Notice”). Upon the Transfer Agent’s receipt of an Issuance Notice from the Consultant, the Transfer Agent, provided they are the acting transfer agent for the Corporation at the time, shall, without any further confirmation, approval, instructions or other action from the Corporation, and within three (3) business days from Transfer Agent’s receipt of the Issuance Notice, issue and surrender to a nationally recognized overnight courier for delivery to Consultant at the address specified in the Issuance Notice, a certificate of the Common Stock of the Corporation, as applicable and as set forth in the Issuance Notice, registered in the name of the Consultant, for the number of shares to which the Consultant shall be then entitled under the Client Services Agreement, as set forth in the Issuance Notice.

(C)           Early Termination. Should the Corporation and/or the Post Transaction Co. terminate this Agreement prior the expiration of the Term, Consultant shall receive the following: 1) ALL shares due and payable to Consultant pursuant to this Agreement.

5.             REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to Consultant, each such representation and warranty being deemed to be material that:

(A)          The Corporation will cooperate fully and timely with Consultant to enable Consultant to perform its obligations under this Agreement.

(B)           The execution and performance of this Agreement by the Corporation has been duly authorized by the Board of Directors of the Corporation in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Corporation.

(C)           The performance by the Corporation of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Corporation or any contractual obligation by which the Corporation may be bound.

(D)           The Corporation will promptly deliver to Consultant a complete due diligence package to include all relevant materials, including but not limited to corporate reports, brochures, etc.

(E)           The Corporation will promptly deliver to Consultant a list of names and addresses of all shareholders of the Corporation of which it is aware.

(F)           Because Consultant will rely on such information to be supplied it by the Corporation, all such information shall be true, accurate, complete and not misleading, in all respects.

(G)           The Corporation will act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of the materials and will inform Consultant of any inaccuracies contained therein prior to the projected publication date.

6.             DISCLAIMER BY Consultant. Consultant WILL BE THE PREPARER OF CERTAIN MATERIALS. Consultant MAKES NO REPRESENTATION THAT (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE CORPORATION, (B) ANY PERSON WILL PURCHASE SECURITIES IN THE CORPORATION, OR (C) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE CORPORATION.

7.             EARLY TERMINATION. If the Corporation fails to cooperate with Consultant, or fails to make timely payment of the compensation set forth in Section 4 and 5 of this Agreement, Consultant shall have the right to terminate any further performance under this Agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and Consultant shall be entitled to receive and retain the same as liquidated damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of Consultant’s damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

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8.             LIMITATION OF Consultant LIABILITY. If Consultant fails to perform its services hereunder, its entire liability to the Corporation shall not exceed the amount compensation Consultant has received from the Corporation under Section 4 of this Agreement. IN NO EVENT WILL Consultant BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE CORPORATION BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, UNLESS SUCH DAMAGES RESULT DIRECTLY OR INDIRECTLY FROM MISSTATEMENTS, MISREPRESENTATIONS, OMISSIONS BY Consultant OR FROM THE USE OR PUBLICATION, BY Consultant, OF INFORMATION NOT AUTHORIZED IN WRITING BY THE CORPORATION, FOR USE OR PUBLICATION.

9.             CONFIDENTIALITY. Until such time as the same may become publicly known, Consultant agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the Corporation all materials and original documentation provided by the Corporation will be returned to it. Consultant will, however, require Confidentiality Agreements from its own employees and from contractors Consultant reasonably believes will come in contact with confidential material.

10.          NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third (3rd) business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to the Corporation, addressed to it at:	If to Consultant, addressed to it at:
Adamas One Corp.	White Bear Group, LLC
Attn: Jay Grdina, CEO	__________________________
411 University Ridge, Suite 110	__________________________
Greenville, SC 2960 I

11.          SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement or any provision of the other Agreements shall not in any way be affected or impaired thereby.

12.          ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.          MISCELLANEOUS.

(A)          Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. All parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that Venue for any such dispute arises out of this Agreement or any of the transactions contemplated by this Agreement shall be any federal court located in the State of Nevada or any Nevada state court, (iii) agrees that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Nevada or a Nevada state court.

(B)           Currency. In all instances, references to dollars shall be deemed to be United States Dollars.

(C)           Counterparts and/or Facsimile Signature This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, anyone of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

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Executed as of the date and year first above written.

WHITE BEAR GROUP, LLC

Dated: October 05, 2018	/s/ Curtis J. Barnhardt
By: Curtis J. Barnhardt

ADAMAS ONE CORP.

Dated: October 05, 2018	/s/ Jay Grdina
By: Jay Grdina
Its: CEO

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Exhibit A

Strategic Planning and Discussion Memorandum

1.	Scope of Capital Raising Services. Consultant will provide management consulting, business development and financial services. Consultant may arrange introductions with various institutional and private capital sources, investment bankers, brokers, foreign and domestic corporations, product placement and distribution agents, high net worth individuals and other sources of capital for the purpose of exploring access to capital received in any Capital Transaction by the Company, including but not limited to:

●	Analyze the Company’s financial and capital needs in detail including all significant underlying assumptions, including existing projections, budgets, estimated and actual monthly and quarterly financial performance;

●	Assist with further identification of actionable opportunities, finance related or otherwise, intended to improve the Company’s overall performance;

●	Assist the Company in evaluating optimal capital structures including, but not limited to, participating in negotiations with all current and potential participants in the Company’s capital structure;

●	Consultant shall not make any representation that any high net-worth individual introduced to Company is an Accredited Investor, and Company shall be solely responsible for ensuring any party introduced by Consultant that Company desires to sell equity interests to is an Accredited Investor;

●	Consultant agrees that it shall provide only such information as is furnished by or otherwise approved by the Company to any parties that it intends to introduce to the Company; and

●	Consultant represents that it is not engaged in the business of being a “Finder” nor acting as a broker-dealer, underwriter or placement agent related to the sales of securities of Company.

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